Exhibit 10.12

MYOKARDIA, Inc. (the “Company”)

change in control and SEVERANCE Policy

Adopted on october 17, 2015

(Amended on october 24, 2018)
(AMENDED ON fEBRUARY 22, 2019)

In the event a senior management employee of the Company experiences an Involuntary Termination (as defined below), including a Sale Event Termination (as defined below), such senior management employee shall be entitled to receive either the Involuntary Termination Benefits (as defined below) or the Sale Event Termination Benefits (as defined below), as applicable, subject, in either case, to each such employee’s execution and non-revocation of a severance agreement within 60 days following the date of such termination, including a general release of claims acceptable to the Company or its successor or acquirer.

Involuntary Termination Benefits:

•	No automatic acceleration of vesting of outstanding stock options and other equity awards with time-based vesting; and

•

Payment of (a) severance in a lump sum in the amounts set forth below and (b) if the employee was participating in the Company’s group health plan immediately prior to the date of termination of his or her employment and elects COBRA health continuation, payment of a monthly cash payment for the period set forth below or the employee’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the employee if the employee had remained employed by the Company:

Position	Severance (Amount of Base Salary)	Bonus	Benefits Continuation
Chief Executive Officer	12 months	None	12 months
Executive Vice President and Senior Vice President	9 months	None	9 months
Vice President	6 months	None	6 months

Sale Event Termination Benefits:

•	Full acceleration of vesting of outstanding stock options and other equity awards with time-based vesting; and

•

Payment of (a) severance in a lump sum in the amounts set forth below, (b) target bonus in the amounts set forth below and (c) if the employee was participating in the Company’s group health plan immediately prior to the date of termination of his or her employment and elects COBRA health continuation, payment of a monthly cash payment for the period set forth below or the employee’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the employee if the employee had remained employed by the Company:

Position	Severance (Amount of Base Salary)	Bonus	Benefits Continuation
Chief Executive Officer	18 months	1.5x bonus target	18 months
Senior Management Employees (1)	12 months	1x bonus target	12 months

(1)	Senior Management Employees include all employees of the Company at the level of Vice President and above (other than the Chief Executive Officer).

The amounts payable pursuant to this policy, including both the Involuntary Termination Benefits and the Sale Event Termination Benefits, shall be paid or commence to be paid within 60 days following the date of termination of employment, provided that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

In addition, upon the consummation of a Sale Event, to the extent Section 280G of the Internal Revenue Code is applicable to such employee, each employee shall be entitled to receive either: (a) payment of the full amounts set forth above to which the employee is entitled or (b) payment of such lesser amount that does not trigger excise taxes under Section 280G, whichever results in the employee receiving a higher amount after taking into account all federal, state, and local income, excise and employment taxes.

For purposes of this policy,

“Good Reason” means that the affected employee followed the “Good Reason Process” (as defined below) following the occurrence of (a) a material diminution in the employee’s job responsibilities (provided that a mere change in title or reporting relationship shall not be deemed a material diminution in job responsibilities), (b) a 10% or greater reduction in the employee’s base salary (except for across-the-board salary reductions in the salaries of all similarly situated employees based on the Company’s financial performance), or (c) the relocation of the employee’s principal place of business to a location that is more than 50 miles from the employee’s then-current location of employment.

“Good Reason Process” means that (i) the employee reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the employee notifies the Company or its successor in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such a condition; (iii) the employee cooperates in good faith with the Company’s or its successor’s efforts for a period of not fewer than 30 days following such notice (the “Cure Period”) to remedy the condition; (iv) notwithstanding such efforts, the Good Reason continues to exist; and (v) termination of the employee’s employment occurs no later than seven days following the expiration of the Cure Period.

“Involuntary Termination” means termination of employment or other service relationship with the Company (or its successor or acquirer) without Cause (as defined in the Plan) or for Good Reason other than a Sale Event Termination.

“Involuntary Termination Benefits” means the benefits payable following an Involuntary Termination.

“Plan” means the Company’s 2015 Stock Option and Incentive Plan.

“Sale Event” means ‘Sale Event’ as defined in the Plan.

“Sale Event Termination” means an Involuntary Termination that occurs within one year following completion of a Sale Event.

“Sale Event Termination Benefits” means the benefits payable following a Sale Event Termination.

This policy shall be administered by the Company, and the Company shall have the power and authority to interpret the terms and provisions of this policy, to make all determinations it deems advisable for the administration of this policy, to decide all disputes arising in connection with this policy and to otherwise supervise administration of this policy.  The Company retains the right to amend, revise, change or end this policy at any point in the future; provided that the Company may not amend or end the policy during the period commencing on the date that it enters into a definitive agreement that if consummated, would result in a Sale Event and ending on the earlier of (i) 12 months after a Sale Event and (ii) the termination of the definitive agreement without the consummation of a Sale Event.  This policy does not change the “at-will” employment status of any employee.

In the event an employee of the Company is party to an agreement or other arrangement with the Company that provides greater benefits than set forth in this policy, such employee shall be entitled to receive the payments or benefits under such other agreement or arrangement and shall not be eligible to receive any payments or benefits under this policy.

The payments under this policy are intended either to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) under the short-term deferral, separation pay, or other applicable exception, or to otherwise comply with Section 409A.  This policy shall be administered in a manner consistent with such intent.  For purposes of Section 409A, all payments under this policy shall be considered separate payments.  To the extent that any payment or benefit described in this policy constitutes “non-qualified deferred compensation” under Section 409A, and to the extent that such payment or benefit is payable upon an employee’s termination of employment, then such payments or benefits shall be payable only upon such employee’s “separation from service” (determined in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1 (h)).  Notwithstanding any provision to the contrary, to the extent an employee is considered a specified employee under Section 409A and would be entitled during the six-month period beginning on such employee’s separation from service to a payment that is not otherwise excluded under Section 409A, such payment will not be made until the earlier of (i) the date six months and one day after the employee’s separation from service or (ii) the employee’s death. This policy may be amended as may be necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder.  The Company makes no representation or warranty and shall have no liability to any employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, such Section.